SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                                 Intralase, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    461169104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 2 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Capital Partners II L.P. ("MCP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER                           OF 1,494,833 shares, except that  Meritech Capital Associates II L.L.C.
                                              ("MCA II"), the general partner of MCP II, may be deemed to have sole
              SHARES                          voting power with respect to such  shares, Meritech Management
                                              Associates II L.L.C. ("MMA II"), a  managing member of MCA II, may be
           BENEFICIALLY                       deemed to have sole voting power with respect to such shares, and Paul
                                              S. Madera ("Madera") and Michael B. Gordon ("Gordon"), the managing
           OWNED BY EACH                      members of MMA II, may be deemed to have shared voting power with respect to such shares
             REPORTING               -------- ------------------------------------------------------------------------

              PERSON                 6        SHARED VOTING POWER
                                              See response to row 5.
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,494,833 shares, except that MCA II, the general partner of MCP II, may be deemed to have sole dispositive power with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole dispositive power with respect to such shares, and Madera and
                                              Gordon, the managing members of MMA II, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,494,833
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 3 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Capital Affiliates II L.P. ("MC AFF II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER                           OF 38,463 shares, except that MCA II, the general partner of MC AFF
                                              II, may be deemed to have sole voting power with respect to such shares,
              SHARES                          MMA II, a managing member of MCA II, may be deemed to have sole voting power with respect to such shares, and Madera and Gordon, the managing
           BENEFICIALLY                       members of MMA II, may be deemed to have shared voting power with respect to such shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------

             REPORTING               6        SHARED VOTING POWER
                                              See response to row 5.
              PERSON                 -------- ------------------------------------------------------------------------

               WITH                  7        SOLE DISPOSITIVE POWER
                                              38,463 shares, except that MCA II, the general partner of MC AFF II, may be deemed to have sole dispositive power with respect to such shares, MMA II, a managing member of MCA II, may be deemed to have sole dispositive power with respect to such shares, and Madera and
                                              Gordon, the managing members of MMA II, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       38,463
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 4 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      MCP Entrepreneur Partners II L.P. ("MEP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER                           OF 11,431 shares, except that MCA II, the general partner of MEP II, may be deemed to have sole voting power with respect to such shares, MMA
              SHARES                          II, a managing member of MCA II, may be deemed to have sole voting power with respect to such shares,  and Madera and Gordon, the managing
           BENEFICIALLY                       members of MMA II, may be deemed to have shared voting power with respect to such shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------

             REPORTING               6        SHARED VOTING POWER
                                              See response to row 5.
              PERSON                 -------- ------------------------------------------------------------------------

               WITH                  7        SOLE DISPOSITIVE POWER
                                              11,431 shares, except that MCA II, the general partner of MEP II, may be deemed to have sole dispositive power with respect to such shares,
                                              MMA II, a managing member of MCA II, may be deemed to have sole dispositive power with respect to such shares, and Madera and Gordon, the managing members of MMA II, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       11,431
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 5 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      MeriTech Capital Associates II LLC Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER                           OF 1,544,727 shares, all of which  are held by MCP II, MC AFF II, and
                                              MEP II, for whom MCA II serves as general partner, except that MMA II, a
              SHARES                          managing member of MCA II, may be deemed to have sole power to vote these shares, and Madera and Gordon, the managing members of  MMA II,
           BENEFICIALLY                       may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
           OWNED BY EACH
                                     6        SHARED VOTING POWER
             REPORTING                        See response to row 5.
                                     -------- ------------------------------------------------------------------------
              PERSON
                                     7        SOLE DISPOSITIVE POWER
               WITH                           1,544,727 shares, all of which are held by MCP II, MC AFF II, and MEP
                                              II, for whom MCA II serves as general partner, except that MMA II, a managing member of MCA II, may be deemed to have sole power to dispose of these shares, and Madera and Gordon, the managing members of MMA
                                              II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,544,727
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 6 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Management Associates II L.L.C
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER                           OF 1,544,727 shares, all of which are held by MCP II, MC AFF II, and
                                              MEP II. MMA II serves as a managing member of MCA II, the general partner
              SHARES                          of such entities. Madera and Gordon, the managing members of MMA II, may be deemed to have shared power to vote these shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------

           OWNED BY EACH             6        SHARED VOTING POWER
                                              See response to row 5.
             REPORTING               -------- ------------------------------------------------------------------------

              PERSON                 7        SOLE DISPOSITIVE POWER
                                              1,544,727 shares, all of which are held by MCP II, MC AFF II, and MEP
               WITH                           II. MMA II serves as a managing member of MCA II, the general partner of such entities. Madera and Gordon, the managing members of MMA II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,544,727
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 7 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Paul Madera
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
                                     5        SOLE VOTING POWER
              SHARES
                                              0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------

           OWNED BY EACH             6        SHARED VOTING POWER
                                              1,544,727 shares, all of which are held by MCP II, MC AFF II, and MEP
             REPORTING                        II. MCA II is the general partner of such entities and Madera, as a managing member of MMA II, a managing member of MCA II, may be deemed
              PERSON                          to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,544,727 shares, all of which are held by MCP II, MC AFF II, and MEP
                                              II. MCA II is the general partner of such entities and Madera, as a managing member of MMA II, a managing member of MCA II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,544,727
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        -------------------------------------
CUSIP NO. 461169104                                      13 G                                          Page 8 of 14
----------------------------------------                                        -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Michael Gordon
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
                                     5        SOLE VOTING POWER
              SHARES
                                              0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------

           OWNED BY EACH             6        SHARED VOTING POWER
                                              1,544,727 shares, all of which are held by MCP II, MC AFF II, and MEP
             REPORTING                        II. MCA II is the general partner of such entities and Gordon, as a managing member of MMA II, a managing member of MCA II, may be deemed
              PERSON                          to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,544,727 shares, all of which are held by MCP II, MC AFF II, and MEP
                                              II. MCA II is the general partner of such entities and Gordon, as a managing member of MMA II, a managing member of MCA II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,544,727
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

--------------------------------                          ----------------------
CUSIP NO. 461169104                        13 G                  Page 9 of 14
--------------------------------                          ----------------------


ITEM 1(A).        NAME OF ISSUER

                  Intralase, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3 Morgan
                  Irvine, CA  92618


ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Meritech Capital Partners II L.P., a Delaware limited partnership ("MCP II"), MeriTech Capital Affiliates II L.P., a Delaware limited partnership ("MC AFF II"), MCP Entrepreneur Partners II L.P., a Delaware limited partnership ("MEP II"), MeriTech Capital Associates II L.L.C., a Delaware limited liability company ("MCA II"), MeriTech Management Associates II L.L.C., a Delaware limited liability company ("MMA II"), Paul Madera ("Madera") and Michael Gordon ("Gordon"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  MCA II is the general partner of MCP II, MC AFF II and MEP II, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II. MMA II is a managing member of MCA II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II. Madera and Gordon are managing members of MMA II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  MeriTech Capital Partners
                  285 Hamilton Avenue, Suite 200
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP

                  MCP II, MC AFF II and MEP II are Delaware limited partnerships. MCA II and MMA II are Delaware limited liability companies. Madera and Gordon are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 461169104

ITEM 3.           Not Applicable.
                  --------------

--------------------------------                          ----------------------
CUSIP NO. 461169104                        13 G                  Page 10 of 14
--------------------------------                          ----------------------


ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a) Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                     (b) Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                     (c) Number of shares as to which such person has:

                              (i)    Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                              (ii)   Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                              (iii) Sole power to dispose or to direct the disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                              (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  --------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of MCP II, MC AFF II and MEP II, and the limited liability company agreements of MCA II and MMA II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  ----------------------------------------------------------

                  Not applicable.

--------------------------------                          ----------------------
CUSIP NO. 461169104                        13 G                  Page 11 of 14
--------------------------------                          ----------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

--------------------------------                          ----------------------
CUSIP NO. 461169104                        13 G                  Page 12 of 14
--------------------------------                          ----------------------

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005

MERITECH CAPITAL PARTNERS II L.P.                                     MERITECH CAPITAL ASSOCIATES II L.L.C.

By:  Meritech Capital Associates II L.L.C.                            By:  Meritech Management Associates II L.L.C.
its General Partner                                                    a managing member

By:  Meritech Management Associates II L.L.C.                         By:  /s/ Paul S. Madera
a managing member                                                         -----------------------------------
                                                                      Paul S. Madera, a managing member

By: /s/ Paul S. Madera
    -----------------------------------------
Paul S. Madera, a managing member

MERITECH CAPITAL AFFILIATES II L.P.                                   MERITECH MANAGEMENT ASSOCIATES II L.L.C.

By:  Meritech Capital Associates II L.L.C.                            By:  /s/ Paul S. Madera
its General Partner                                                       -----------------------------------
                                                                      Paul S. Madera, a managing member

By:  Meritech Management Associates II L.L.C.                         /s/ Paul S. Madera
a managing member                                                     ---------------------------------------
                                                                      Paul S. Madera

By: /s/ Paul S. Madera                                                /s/ Michael B. Gordon
    ------------------------------------------                        ---------------------
Paul S. Madera, a managing member                                     Michael B. Gordon


MCP ENTREPRENEUR PARTNERS II L.P.

By:  Meritech Capital Associates II L.L.C.
its General Partner

By:  Meritech Management Associates II L.L.C.
a managing member

By:  /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

--------------------------------                          ----------------------
CUSIP NO. 461169104                        13 G                  Page 13 of 14
--------------------------------                          ----------------------




                                  EXHIBIT INDEX




                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  14

--------------------------------                          ----------------------
CUSIP NO. 461169104                        13 G                  Page 14 of 14
--------------------------------                          ----------------------



                                    EXHIBIT A

                            Agreement of Joint Filing


The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Intralase, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date: February 10, 2005


MERITECH CAPITAL PARTNERS II L.P.                                     MERITECH CAPITAL ASSOCIATES II L.L.C.

By:  Meritech Capital Associates II L.L.C.                            By:  Meritech Management Associates II L.L.C.
its General Partner                                                    a managing member

By:  Meritech Management Associates II L.L.C.                         By:  /s/ Paul S. Madera
a managing member                                                         ----------------------------------------
                                                                      Paul S. Madera, a managing member
By: /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member
                                                                      MERITECH MANAGEMENT ASSOCIATES II L.L.C.
MERITECH CAPITAL AFFILIATES II L.P.
                                                                      By:  /s/ Paul S. Madera
                                                                          ----------------------------------------
                                                                      Paul S. Madera, a managing member
By:  Meritech Capital Associates II L.L.C.
its General Partner

By:  Meritech Management Associates II L.L.C.
a managing member                                                     /s/ Paul S. Madera
                                                                      --------------------------------------------
                                                                      Paul S. Madera
By: /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member
                                                                      /s/ Michael B. Gordon
MCP ENTREPRENEUR PARTNERS II L.P.                                     --------------------------------------------
                                                                      Michael B. Gordon
By:  Meritech Capital Associates II L.L.C.
its General Partner

By:  Meritech Management Associates II L.L.C.
a managing member

By:  /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member
